Exhibit 10.1

FORM OF FISCAL 2013 AWARD LETTER UNDER
FARMER BROS. CO. 2005 INCENTIVE COMPENSATION PLAN

Dear ______________:

The Compensation Committee (“Committee”) chose you to be a participant in fiscal 2013 in the Farmer Bros. Co. 2005 Incentive Compensation Plan (the “Plan”). Your target award for fiscal 2013 was _____% of your [average monthly] base salary for fiscal 2013, which the Committee determined based on your expected total compensation, job responsibilities, [and] expected job performance [and, the terms of your employment agreement], [prorated based on the commencement date of your employment].
In general, your bonus for fiscal 2013 was determined primarily by measuring the Company’s financial performance and your achievement of individual goals. In calculating your bonus under the Plan, Company financial performance was weighted at 80%, and individual performance was weighted at 20%.
The Company’s financial performance was gauged by the level of achievement of operating cash flow as determined from the Company’s audited financial statements. “Operating cash flow” is defined as income from operations after executive bonus accruals, excluding non-recurring items such as income from the sale of capital assets, severance paid or payable to terminated employees, interest expense, depreciation and amortization, pension related expense and ESOP compensation expense. The Committee also took into account the following additional non-recurring items in the calculation of operating cash flow: a State of California required accrual in connection with California Workers Compensation obligations and accounting adjustments in respect of our postretirement death benefit and related life insurance. Subject to the Committee’s discretion under the Plan, threshold operating cash flow of $26.5 million was required to be achieved in fiscal 2013 to earn any bonus payout under the Plan. Based on the foregoing, the Committee determined that the Company’s operating cash flow was approximately $___ million, resulting in a percentage of achievement of ___%.
[The Committee has determined your level of achievement of each assigned individual goal within a range of 0% to 150%, multiplied such percentage by the weight originally assigned to each such goal, added all individual goal achievement percentages together to get an overall achievement percentage for all individual goals, and then further multiplied that resulting percentage by the percentage of achievement of the Company financial performance target. In the event that your overall achievement of individual goals exceeded 100%, the Committee limited any such amounts to 100%. Your individual goals for fiscal 2013, the weight given to each expressed as a percentage, and your level of achievement as determined by the Committee are as follows:
Level of            Level of Achievement
Goal                            % Weight        Achievement        on Weighted Basis
__________________                _________                %                    %
__________________                _________                %                    %
TOTAL                            100%                    %                    %]
[Based on the commencement date of your employment, the Committee did not assign individual goals to you, but you were required to achieve against the goals that the Committee had set for your predecessor.]
Based on the foregoing, [after the application of discretion by the Committee as permitted under the Plan,] the Committee has determined your fiscal 2013 final bonus award is $_________ .
You are advised that the Committee may or may not choose to exercise its discretion with respect to awards in the future. Further, you are reminded to promptly contact the Committee in the event circumstances dictate reexamination of originally assigned goals by the Committee.
The Committee has determined that your bonus award will be paid on a current basis under the Plan. All awards are governed by the Plan provisions which control any inconsistency with this letter.
Please let me know if you have any questions.

Very truly yours,
Jeanne Farmer Grossman
Compensation Committee Chair